Exhibit 99.1

PayPal Reports Strong Third Quarter Results

•	Revenue of $2.3 billion and growth of 15%, foreign currency neutral revenue growth of 19% on a non-GAAP pro forma basis

•	GAAP operating margin up 80 basis points to 15% and non-GAAP operating margin up 200 basis points on a pro forma basis to 20%

•	28% GAAP EPS growth to $0.25 and 31% non-GAAP pro forma EPS growth to $0.31

San Jose, California, October 28, 2015 - Global technology platform and payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today announced results for the third quarter ended September 30, 2015, demonstrating PayPal’s strong start as an independent, public company. For the quarter, PayPal gained market share, expanded its customer base, deepened engagement with merchants and consumers and delivered on its financial commitments.

The company reported record revenue for the period of $2.3 billion, an increase of 15% on a non-GAAP pro forma basis and 19% on a foreign currency (FX) neutral basis. GAAP net income for the quarter was $301 million or $0.25 per diluted share, and non-GAAP net income was $377 million or $0.31 per diluted share, driven primarily by growing relevancy with its customer base.

“PayPal is entirely focused on digital payments and transforming money for people around the world. This clear focus and our strong value proposition allowed us to deliver strong financial results in the third quarter,” said Dan Schulman, President and CEO of PayPal. “We are operating in a time when change is sweeping through the financial services industry driven by the rise of mobile technology and the acceleration of money becoming digital. These two massive trends play directly to our strengths and we are leveraging this transformation to extend and accelerate our lead.”

Gaining Market Share

In the third quarter, PayPal gained market share and extended its lead with total payment volume (TPV) growing substantially faster than the rate of global e-commerce. Total PayPal TPV grew 27% on an FX neutral basis to $70 billion and merchant services TPV advanced 34% on an FX neutral basis and represented 80% of TPV for the quarter. The company also continued to accelerate its lead in mobile payments, processing 345 million transactions, an increase of 38%.

Expanding PayPal’s Customer Base

In the quarter, consumers across the world, and merchants, large and small signed up for PayPal in record numbers. The company grew its customer base to 173 million active customers and continued to add new partners to acquire customers like Macy’s, Shell in the UK and Latin America’s largest mobile wireless provider America Movil. PayPal’s large global customer base and strong two sided platform are tremendous assets and difficult to replicate.

Deepening PayPal’s Engagement with Customers

PayPal’s aim is not only to grow its customer base, but to create deeper, more relevant relationships with each of its customers. In the third quarter, the company processed 1.22 billion payment transactions, which translates to 27 payment transactions per active customer account. This is an increase from 24 payment transactions per active customer account in the same period last year. $2.1 billion of volume was processed through the Venmo product, growing over 200%, making it one of the fastest growing apps in the world by dollar volume.

“These metrics demonstrate the trust that our customers place in PayPal, and they are increasingly finding more utility and value in their PayPal accounts,” said Schulman.

PayPal Credit

Credit is an important way PayPal deepens its relationships with its customers, both merchants and consumers. The company is committed to creating transparent and compelling credit products that help its customers have better control over their money. The PayPal Working Capital product achieved a milestone, having facilitated more than $1 billion in credit to small and mid-sized merchants since inception. Repeat usage for this product and high customer satisfaction rates demonstrate that by designing offerings to serve its customers’ needs coupled with global ubiquity, PayPal can create a virtuous cycle and sustainable platform.

Third Quarter 2015 Financial Highlights

	Third Quarter
(presented in millions, except per share data and percentages)	2015	2014	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$69,738	$58,184	$11,554	20%	27%
GAAP
Net revenue	$2,258	$1,975	$283	14%	18%
Net income	$301	$234	$67	29%	N/A
Earnings per diluted share	$0.25	$0.19	$0.06	28%	N/A
Non-GAAP Pro Forma
Net revenue	$2,258	$1,971	$287	15%	19%
Net income	$377	$288	$89	31%	N/A
Earnings per diluted share	$0.31	$0.24	$0.07	31%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the third quarter of 2015 increased to 14.6%, compared to 13.8% for the same period last year. Non-GAAP operating margin increased to 19.9%, compared to non-GAAP pro forma operating margin of 17.9% for the same period last year. Assuming the operating agreement and other commercial agreements with eBay Inc. entered into in connection with the spin-off had been in effect during the third quarter of 2014, non-GAAP operating margin increased 200 basis points during the third quarter of 2015 compared to the same period last year.

Other Value Added Services (OVAS) - OVAS revenue increased 25% to $0.3 billion. OVAS benefited from the amendment and extension of the Company's agreement with Synchrony Financial and the growth of interest income and fees from its PayPal Credit products.

Taxes - The GAAP effective tax rate for the third quarter of 2015 was 14.0%, compared to 15.2% for the third quarter of 2014. The non-GAAP effective tax rate was 17.7% compared to the non-GAAP pro forma effective tax rate of 18.6% for the third quarter of 2014.

Cash flow - PayPal generated $652 million of operating cash flow and $519 million of free cash flow during the third quarter of 2015.

Cash and cash equivalents and non-equity investments - PayPal’s cash and cash equivalents and non-equity investments totaled $6.7 billion at September 30, 2015.

Expected 2015 Financial Results for PayPal Holdings, Inc.

Full year 2015 - PayPal expects net revenues to grow 15% - 18% on an FX neutral GAAP basis and 15% - 18% on an FX neutral non-GAAP pro forma basis. PayPal expects GAAP earnings per diluted share in the range of $0.94 - $0.98 and non-GAAP pro-forma earnings per diluted share in the range of $1.23 - $1.27.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss third quarter 2015 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro-forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website at https://investor.paypal-corp.com, its PayPal Stories Blog https://www.paypal.com/stories/us, Twitter handle (@PayPal) and LinkedIn page https://www.linkedin.com/company/paypal as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

At PayPal (Nasdaq: PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. Last year we processed 4 billion payments, of which 1 billion were made on mobile devices. PayPal gives people better ways to connect to their money and to each other, helping them safely access and move their money and offering a choice of how they would like to pay or be paid. With our 173 million active customer accounts, we have created an open and secure payments ecosystem that people and businesses choose to securely transact with each other online, in stores and on mobile devices. PayPal is a truly global payments platform that is available to people in 203 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 57 currencies and hold balances in their PayPal accounts in 26 currencies. For more information on PayPal, visit https://about.paypal-corp.com. For PYPL financial information visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact of hedging. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-

GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow,” “Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin, GAAP Net Income (Loss) to Non-GAAP Pro Forma Net Income, and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS,” and “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for full year 2015 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumer and merchants; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree and Venmo products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's registration statement on Form 10, as amended, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of October 28, 2015. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
PayPal
Investor Relations Contacts:
Tom Hudson
Vice President, Investor Relations
tom@paypal.com
or
Tracey Ford
Senior Director, Investor Relations
tford@paypal.com

Media Relations Contact:
Martha Cass, 416-860-6213
Director, Corporate Communications
mcass@paypal.com

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Balance Sheet

	September 30, 2015	December 31, 2014
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,880	$2,201
Short-term investments	2,419	29
Accounts receivable, net	173	65
Loans and interest receivable, net	3,602	3,586
Funds receivable and customer accounts	11,802	10,612
Notes and receivables from affiliates	—	694
Other current assets	678	378
Total current assets	20,554	17,565
Long-term investments	2,392	31
Property and equipment, net	1,298	922
Goodwill	3,415	3,189
Intangible assets, net	174	156
Other assets	63	54
Total assets	$27,896	$21,917
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$114	$115
Funds payable and amounts due to customers	11,802	10,612
Notes and payables to affiliates	—	1,093
Accrued expenses and other current liabilities	1,089	1,434
Income taxes payable	67	29
Total current liabilities	13,072	13,283
Long-term liabilities	1,610	386
Total liabilities	14,682	13,669
Equity:
Net parent investment	—	8,138
Common stock, $0.0001 par value; 4,000 shares authorized; 1,221 and 1,218 outstanding	—	—
Additional paid-in-capital	12,910	—
Retained earnings	301	—
Accumulated other comprehensive income	3	110
Total equity	13,214	8,248
Total liabilities and equity	$27,896	$21,917

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions, except per share amounts)

Net revenues	$2,258	$1,975	$6,692	$5,832
Operating expenses:
Transaction expense	651	537	1,860	1,576
Transaction and loan losses	201	180	564	453
Customer support and operations	317	257	900	775
Sales and marketing (1)	235	267	716	735
Product development (1)	230	232	695	651
General and administrative (1)	141	101	414	338
Depreciation and amortization (1)	153	129	444	384
Restructuring	—	—	49	—
Total operating expenses	1,928	1,703	5,642	4,912
Operating income	330	272	1,050	920
Other income (expense), net	20	4	20	(6)
Income before income taxes	350	276	1,070	914
Income tax expense	49	42	209	781
Net income	$301	$234	$861	$133
Net income per share:
Basic	$0.25	$0.19	$0.71	$0.11
Diluted	$0.25	$0.19	$0.70	$0.11
Weighted average shares:
Basic	1,221	1,218	1,221	1,218
Diluted	1,227	1,224	1,227	1,224

(1) Includes stock-based compensation as follows:
Customer support and operations	16	12	44	39
Sales and marketing	18	14	42	40
Product development	33	28	97	80
General and administrative	25	20	68	56
Depreciation and amortization	2	1	6	3
	$94	$75	$257	$218

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)

Cash flows from operating activities:
Net income	$301	$234	$861	$133
Adjustments:
Transaction and loan losses	201	180	564	453
Depreciation and amortization	153	129	444	384
Stock-based compensation	94	75	256	218
Deferred income taxes	(5)	(18)	87	677
Excess tax benefits from stock-based compensation	(8)	(2)	(24)	(35)
Premium received on sale of principal loans receivable held for sale	(5)	—	(35)	—
Changes in assets and liabilities:
Accounts receivable	(85)	1	(98)	2
Notes and receivable from affiliates, net	79	111	121	24
Changes in principal loans receivable held for sale, net	5	—	9	—
Accounts payable	(36)	1	2	28
Notes payable to affiliates	(96)	(73)	(217)	(116)
Income taxes payable and other tax liabilities	54	17	89	26
Other assets and liabilities	—	(51)	(241)	(205)
Net cash provided by operating activities	652	604	1,818	1,589
Cash flows from investing activities:
Purchases of property and equipment	(133)	(173)	(558)	(369)
Proceeds from sales of property and equipment	15	—	26	—
Changes in principal loans receivable, net	(554)	(262)	(146)	(495)
Purchases of investments	(2,257)	(41)	(6,722)	(65)
Maturities and sales of investments	1,559	8	1,976	389
Acquisitions, net of cash acquired	(10)	—	(283)	(1)
Notes and receivables from affiliates	—	29	575	(348)
Net cash used in investing activities	(1,380)	(439)	(5,132)	(889)
Cash flows from financing activities:
Proceeds from issuance of common stock	36	—	36	—
Excess tax benefits from stock-based compensation	8	2	24	35
Contribution from (to) parent	29	(13)	3,858	(2)
Tax withholdings related to net share settlements of restricted stock units and restricted stock awards	(7)	—	(7)	—
Repayments under financing arrangements, net	(4)	26	(877)	(61)
Funds receivable and customer accounts	(416)	76	(1,190)	(698)
Funds payable and amounts due to customers	416	(76)	1,190	698
Net cash provided by (used in) financing activities	62	15	3,034	(28)
Effect of exchange rate changes on cash and cash equivalents	(16)	(17)	(41)	(17)
Net increase (decrease) in cash and cash equivalents	(682)	163	(321)	655
Cash and cash equivalents at beginning of period	2,562	2,096	2,201	1,604
Cash and cash equivalents at end of period	$1,880	$2,259	$1,880	$2,259
Supplemental cash flow disclosures:
Cash paid for interest	$2	$4	$14	$13
Cash paid for income taxes	$25	$8	$56	$33

PayPal Holdings, Inc.
Unaudited Summary of Combined and Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo and Braintree products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit products, subscription fees, gateway fees, revenue share we earn through partnerships and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(In millions, except percentages)
Transaction revenues(1)	1,982	1,966	1,911	1,963	1,750
Current quarter vs prior quarter	1%	3%	(3)%	12%	2%
Current quarter vs prior year quarter	13%	15%	14%	N/A	N/A
Percentage of total	88%	86%	90%	90%	89%

Other value added services(1)	276	327	223	226	221
Current quarter vs prior quarter	(16)%	47%	(1)%	2%	(18)%
Current quarter vs prior year quarter	25%	21%	12%	N/A	N/A
Percentage of total	12%	14%	10%	10%	11%

Total net revenues(1)	$2,258	$2,293	$2,134	$2,189	$1,971
Current quarter vs prior quarter	(2)%	7%	(3)%	11%	(1)%
Current quarter vs prior year quarter	15%	16%	14%	N/A	N/A
(1) Q3'14 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

Net Revenues by Geography	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(In millions, except percentages)
U.S. net revenues(1)(2)	$1,138	$1,167	$1,028	$1,040	$946
Current quarter vs prior quarter	(2)%	14%	(1)%	10%	(4)%
Current quarter vs prior year quarter	20%	19%	14%	N/A	N/A
Percent of total	50%	51%	48%	48%	48%

International net revenues(1)(2)	1,120	1,126	1,106	1,149	1,025
Current quarter vs prior quarter	(1)%	2%	(4)%	12%	3%
Current quarter vs prior year quarter	9%	13%	14%	N/A	N/A
(FXN) Current quarter vs prior year quarter	17%	18%	20%	N/A	N/A
Percent of total	50%	49%	52%	52%	52%

Total net revenues(1)(2)	$2,258	$2,293	$2,134	$2,189	$1,971
Current quarter vs prior quarter	(2)%	7%	(3)%	11%	(1)%
Current quarter vs prior year quarter	15%	16%	14%	N/A	N/A
(FXN) Current quarter vs prior year quarter	19%	19%	17%	N/A	N/A

(1) Net revenues are attributed to U.S. and international geographies primarily based upon the country in which the merchant is located, or in the case of a cross border transaction, may be earned from each of the countries in which the consumer and merchant each reside. Net revenues earned from value added services are typically attributed to the country in which either the consumer or the merchant reside.

(2) Q3'14 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(In millions, except percentages)
Active customer accounts(1)	173	169	165	162	157
Current quarter vs prior quarter	2%	2%	2%	3%	3%
Current quarter vs prior year quarter	10%	11%	11%	13%	14%

Number of payment transactions(2)	1,216	1,161	1,123	1,144	972
Current quarter vs prior quarter	5%	3%	(2)%	18%	5%
Current quarter vs prior year quarter	25%	25%	22%	23%	21%

Payment transactions per active account(3)	27	26	25	25	24
Current quarter vs prior quarter	3%	3%	3%	3%	2%
Current quarter vs prior year quarter	12%	11%	9%	7%	6%

Total Payment Volume(4)	$69,738	$67,482	$63,021	$66,039	$58,184
Current quarter vs prior quarter	3%	7%	(5)%	14%	3%
Current quarter vs prior year quarter	20%	19%	17%	23%	28%
(FXN) Current quarter vs prior year quarter	27%	27%	25%	26%	27%

Transaction Expense Rate(5)	0.93%	0.94%	0.91%	0.90%	0.92%
Transaction and Loan Loss Rate(6)	0.29%	0.29%	0.30%	0.31%	0.33%
Transaction Margin(7)	62.3%	63.8%	64.2%	63.5%	63.1%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.
Q3'14 - Q2'15 transaction expense rate, transaction and loan loss rate, and transaction margin include the impact of pro forma adjustments directly attributable to the separation of the company from eBay Inc. on July 17, 2015 had they existed historically.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our business from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including revenue and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in revenue and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact of hedging.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,
	2015	2014
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$330	$272
Stock-based compensation expense and related employer payroll taxes	95	76
Acquisition related transaction expense	2	—
Separation	3	—
Restructuring	—	—
Amortization of acquired intangible assets	20	16
Total non-GAAP operating income adjustments	120	92
Non-GAAP operating income	$450	$364
Non-GAAP operating margin	19.9%	18.4%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,
	2015	2014
	(In millions, except percentages)
	(unaudited)
GAAP income before income taxes	$350	$276
GAAP provision for income taxes	49	42
GAAP net income	$301	$234
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	120	92
Amortization of investments	—	1
Other certain significant gains, losses, or charges	—	(4)
Separation (other income and expense)	(12)	—
Tax effect of non-GAAP adjustments	(32)	(25)
Non-GAAP net income	$377	$298

Diluted net income per share:(1)(2)
GAAP	$0.25	$0.19
Non-GAAP	$0.31	$0.24
Shares used in GAAP diluted net income per-share calculation	1,227	1,224
Shares used in non-GAAP diluted net income per-share calculation	1,227	1,224

GAAP effective tax rate	14%	15%
Tax effect of non-GAAP adjustments to net income	4%	3%
Non-GAAP effective tax rate	18%	18%
(1) GAAP and Non-GAAP net income per diluted share for the three months ended September 30, 2014 is based on the number of shares of PayPal common stock outstanding on the distribution date. The same number of shares was used to calculate the amount for the prior year since no PayPal equity was outstanding for those periods.
(2) GAAP and Non-GAAP net income per diluted share for the three months ended September 30, 2015 is based on the weighted average number of common shares outstanding for the period beginning after the distribution date.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)
Net cash provided by operating activities	$652	$604	$1,818	$1,589
Less: Purchases of property and equipment	(133)	(173)	(558)	(369)
Free cash flow	$519	$431	$1,260	$1,220

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin,
GAAP Net Income to Non-GAAP Pro Forma Net Income,
and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS

	Three Months Ended September 30, 2014
	Reported		Non-GAAP Entries		Non-GAAP		Pro Forma Adjustments		Non-GAAP Pro Forma
	(in millions/unaudited)
Net revenues	$1,975		—		$1,975		$(4)	(g)	$1,971
Operating expenses:
Transaction expense	537		—		537		—		537
Transaction and loan losses	180		—		180		10	(h)	190
Customer support and operations	257		(12)	(a)	245		4	(h)(i)(j)	249
Sales and marketing	267		(14)	(a)	253		(13)	(l)	240
Product development	232		(28)	(a)	204		—		204
General and administrative	101		(20)	(a)	80		2	(h)	82
			(1)	(b)
Depreciation and amortization	129		(1)	(a)	112		4	(k)	116
			(16)	(c)
Restructuring	—		—		—		—		—
Total operating expense	1,703		(92)		1,611		7		1,618
Operating income	272		92		364		(11)		353
Other income (expense), net	4		1	(e)	1		—		1
			(4)	(f)
Income before income taxes	276		89		365		(11)		354
Income tax expense	42		25	(d)	67		(1)	(m)	66
Net income (loss)	$234		$64		$298		$(10)		$288

Net income (loss) per share:
Basic	$0.19				$0.24				$0.24
Diluted	$0.19				$0.24				$0.24

Weighted average shares:
Basic	$1,218	(n)			$1,218	(n)			$1,218	(n)
Diluted	$1,224	(n)			$1,224	(n)			$1,224	(n)

Operating margin	14%		4%		18%		—%		18%
Effective tax rate	15%		3%		18%		1%		19%
Notes:
(a) Stock-based compensation expense
(b) Employer payroll taxes on stock-based compensation
(c) Amortization of acquired intangible assets
(d) Income taxes associated with certain non-GAAP entries
(e) Intangible amortization
(f) Other certain gains and losses on investments
(g) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.
(h) Reflects the effect of the protection program losses and service costs that were historically reimbursed to PayPal by eBay for the administration of eBay’s customer protection programs. Following the separation, this program is no longer being administered by PayPal, and therefore these costs are no longer reimbursed by eBay. Following the separation, PayPal’s customer protection programs have been extended to its customers’ purchases on eBay, and therefore PayPal expects to incur incremental costs associated with its customer protection programs.
(i) Reflects the impact of additional costs for shared data centers and information technology facilities, except for the facilities in Phoenix, Arizona, and Denver, Colorado, that continue to be managed by eBay after the separation pursuant to the colocation services agreements between the parties.

(j) Reflects the reversal of historically allocated amounts from eBay to PayPal related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements between the parties.
(k) Reflects depreciation expense related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements between the parties.
(l) Reflects the net reduction of costs charged to PayPal by eBay for referral services and user penetration.
(m) Reflects the tax effect of pro forma adjustments using the statutory tax rate for the year ended December 31, 2014.
(n) The weighted average number of common shares outstanding for basic and diluted earnings per share for the period is based on the number of shares of PayPal common stock outstanding as of July 17, 2015, the distribution date from eBay.

Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(In millions)
Transaction revenues	$1,982	$1,970	$1,914	$1,967	$1,754
Pro forma adjustment(1)	—	(4)	(3)	(4)	(4)
Pro forma transaction revenues	1,982	1,966	1,911	1,963	1,750

Other value added services	$276	$327	$223	$226	$221
Pro forma adjustment(1)	—	—	—	—	—
Pro forma other value added services	276	327	223	226	221

Total net revenues	$2,258	$2,297	$2,137	$2,193	$1,975
Pro forma adjustment(1)	—	(4)	(3)	(4)	(4)
Total pro forma net revenues	2,258	2,293	2,134	2,189	1,971
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(In millions)
U.S. net revenues	$1,138	$1,170	$1,030	$1,043	$949
Pro forma adjustment(1)	—	(3)	(2)	(3)	(3)
Total pro forma U.S. net revenues	1,138	1,167	1,028	1,040	946

International net revenues	$1,120	$1,127	$1,107	$1,150	$1,026
Pro forma adjustment(1)	—	(1)	(1)	(1)	(1)
Total pro forma International net revenues	1,120	1,126	1,106	1,149	1,025

Total net revenues	$2,258	$2,297	$2,137	$2,193	$1,975
Pro forma adjustment(1)	—	(4)	(3)	(4)	(4)
Total pro forma net revenues	2,258	2,293	2,134	2,189	1,971
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.